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                                                                     Exhibit 4.7


                              AMENDED AND RESTATED
                                 AMENDMENT NO. 1
                                       TO
                                RIGHTS AGREEMENT


          THIS AMENDED AND RESTATED AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment") is entered into as of January 22, 2003, between XM SATELLITE RADIO HOLDINGS INC., a Delaware corporation (the "Company"), and EQUISERVE TRUST COMPANY, N.A. (the "Rights Agent").

          WHEREAS, the Company and the Rights Agent are party to a Rights Agreement, dated as of August 2, 2002, as amended (the "Rights Agreement");

          WHEREAS, in accordance with Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement on the terms and conditions hereinafter set forth; and

          WHEREAS, for purposes of this Amendment, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Rights Agreement, as amended by this Amendment.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

          1.   Amendments to Section 1.

               (a) Section l(a) of the Rights Agreement, relating to the definition of the term "Acquiring Person," is amended to read in its entirety as follows:

          "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Class A Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, or (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or any Person holding shares of Class A Common Stock for or pursuant to the terms of any such plan to the extent, and only to the extent, of such shares so held. Notwithstanding the foregoing, none of American Honda Motor Co., Inc. (together with its Affiliates and Associates, "Honda"), Hughes Electronics Corporation (together with its Affiliates and Associates, "Hughes") or General Motors Corporation (together with its Affiliates and Associates, including OnStar Corporation, "GM;" GM, Honda and Hughes, together with their

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          respective Affiliates and Associates, are each referred to sometimes hereinafter as a "Qualified Exempt Person"), shall be deemed an "Acquiring Person;" provided however, that if after August 2, 2002, in the case of Hughes (the "Hughes Exemption Date"), Hughes shall at any time beneficially own a number of shares of Class A Common Stock equal to or greater than (x) the number of shares of Class A Common Stock beneficially owned by Hughes as of the Hughes Exemption Date, plus (y) two percent (2%) of the total number of shares Class A Common Stock then outstanding, and provided further however, that if after the Debt Refinancing Date, any Qualified Exempt Person shall at any time beneficially own a number of shares of Class A Common Stock equal to or greater than (x) the number of shares of Class A Common Stock beneficially owned by such Qualified Exempt Person as of the Debt Refinancing Date, plus (y) two percent (2%) of the total number of shares of Class A Common Stock then outstanding, then such Qualified Exempt Person shall be deemed an "Acquiring Person" hereunder as to all of the shares of Class A Common Stock then beneficially owned by it and its Affiliates and Associates. For purposes of the above calculations, in determining whether GM constitutes an "Acquiring Person," it shall be understood that shares of Class A Common Stock issued or issuable to GM (i) as payment of interest accrued on the New GM Notes, (ii) as payment of interest accrued under the GM Credit Facility, (iii) upon conversion of the New GM Notes, (iv) upon exercise of the GM Warrant, (v) as payment of subscriber acquisition payments under the GM Distribution Agreement or in satisfaction of the Company's obligations under any other contract with GM, (vi) in connection with the issuance and sale on or prior to the Debt Refinancing Date to General Motors Corporation or any of its Affiliates and Associates of additional shares of Class A Common Stock or securities convertible into or exercisable for Class A Common Stock, or (vii) in connection with any agreement prepared to document any of the issuances or potential issuances described in clauses (i) through (vi) above and the transactions and arrangements contemplated thereby, regardless of when such interest accrues, such New GM Notes are converted, such GM Warrant is exercised, such subscriber acquisition payments or other contractual obligations become payable, such shares of Class A Common Stock are sold, or the securities convertible or exercisable for shares of Class A Common Stock are converted into or exercised for shares of Class A Common Stock, shall be deemed to have been outstanding and beneficially owned by GM as of the Debt Refinancing Date. For purposes of the above calculations, in determining whether any of Honda or Hughes constitutes an "Acquiring Person," it shall be understood that shares of Class A Common Stock issued or issuable to any of Honda or Hughes upon conversion of the New Investor Notes,

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          regardless of when such New Investor Notes are converted, shall be deemed to have been outstanding and beneficially owned by Honda or Hughes, as applicable, as of the Debt Refinancing Date. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of shares of Class A Common Stock by the Company which, by reducing the number of shares of Class A Common Stock outstanding, increases the proportionate number of shares of Class A Common Stock beneficially owned by such Person to 15% or more of the shares of Class A Common Stock then outstanding (or in the case of a Qualified Exempt Person, increases the proportionate number of shares of Class A Common Stock beneficially owned as of the date hereof by an additional 2%); provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Class A Common Stock then outstanding (or in the case of a Qualified Exempt Person, increases the proportionate number of shares of Class A Common Stock beneficially owned as of the date hereof by an additional 2%) by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Class A Common Stock, then such Person shall be deemed to be an "Acquiring Person" if such Person is then the Beneficial Owner of 15% or more of the Class A Common Stock then outstanding. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, without any intention of changing or influencing control of the Company, and such Person divests as promptly as practicable a sufficient number of shares of Class A Common Stock so that such Person would no longer be an "Acquiring Person," then such Person shall not be deemed an "Acquiring Person" for any purposes of this Agreement unless and until such Person shall again become an "Acquiring Person;" provided, that, to the extent the parties (the "Members") to either the Shareholders' Agreement (as defined herein) or the Director Agreement (as defined herein) could be deemed a "group" (as such term is used in Rule 13d-5 of the general Rules and Regulations under the Exchange Act (as defined herein)), no Member shall be deemed an "Acquiring Person" for any purpose of this Agreement unless and until such Member becomes the Beneficial Owner of 15% or more of the shares of Class A Common Stock then outstanding without including the number of shares Beneficially Owned by the other Members.

               (b) Section 1 of the Rights Agreement is amended by adding the following additional definitions at the end thereof:

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          (ii) "Debt Refinancing Date" shall mean the closing date of the transactions contemplated by that certain Note Purchase Agreement, dated as of December 21, 2002, by and among XM Satellite Radio Inc., the Company and OnStar Corporation, an Affiliate of General Motors Corporation ("OnStar") and that certain Note Purchase Agreement, dated as of December 21, 2002, by and among XM Satellite Radio Inc., the Company and certain investors named therein, as amended by Amendment No. 1, dated as of January 16, 2003.

          (jj) "GM Distribution Agreement" shall mean the Second Amended and Restated Distribution Agreement, expected to be dated as of the Debt Refinancing Date, by and among the Company, XM Satellite Radio Inc. and OnStar.

          (kk) "New GM Notes" shall mean the 10% Senior Secured Convertible Notes due December 31, 2009 issuable to OnStar in connection with the transactions expected to be closing on the Debt Refinancing Date.

          (11) "New Investor Notes" shall mean the 10% Senior Secured Discount Convertible Notes due December 31, 2009 issuable under that certain Note Purchase Agreement, dated as of December 21, 2002, by and among XM Satellite Radio Inc., the Company and certain investors named therein (as amended by Amendment No. 1, dated as of January 16, 2003), including Honda and Hughes, and shall include such additional 10% Senior Secured Discount Convertible Notes due December 31, 2009 issued as payment of interest thereunder.

          (mm) "GM Warrant" shall mean the warrant to purchase 10,000,000 shares of Class A Common Stock issuable to General Motors Corporation in connection with the transactions expected to be closing on the Debt Refinancing Date.

          (nn) "GM Credit Facility" shall mean the Credit Agreement, expected to be dated as of the Debt Refinancing Date, between XM Satellite Radio Inc. and General Motors Corporation.

          (oo) "Director Agreement" shall mean the Agreement, expected to be dated as of the Debt Refinancing Date, among the Company and certain investors named therein, relating to certain corporate governance matters including designation of director nominees.

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               (c)  Section l(z) of the Rights Agreement, relating to the definition of the term "Shareholders' Agreement," is amended to read in its entirety as follows:

          "Shareholders' Agreement" shall mean the Amended and Restated Shareholders Agreement, dated as of August 8, 2000, by and among the Company and the parties named therein, and, from and after the Debt Refinancing Date, that certain Second Amended and Restated Shareholders and Noteholders Agreement, dated as of the Debt Refinancing Date, by and among the Company and the parties named therein, in each case, as amended from time to time.

          2.   Amendments to Section 21.

          Section 21 is hereby amended by adding the following sentence after the end of the first sentence:

          "In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company."

          3.   Addition of Section 35.

          A new Section 35 is added to read as follows:

          "Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

          4. Benefits. Nothing in the Rights Agreement, as amended by this Amendment, shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock) any legal or equitable right, remedy or claim under the Rights Agreement, as amended by this Amendment; but the Rights Agreement, as amended by this Amendment, shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock).

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          5.   Descriptive Headings. Descriptive headings of the several
Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

          6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State.

          7. Other Terms Unchanged. The Rights Agreement, as amended by this Amendment, shall remain and continue in full force and effect and is in all respects agreed to, ratified and confirmed hereby. Any reference to the Rights Agreement after the date first set forth above shall be deemed to be a reference to the Rights Agreement, as amended by this Amendment.

          8. Counterparts. This Amendment may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Amendment to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

          9. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                            [Signature Pages Follow]

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


Attest:                                 XM SATELLITE RADIO HOLDINGS INC.

By: /s/ Joseph Euteneuer                By: /s/ Joseph M. Titlebaum
    ----------------------------------     -------------------------------------
    Name: Joseph Euteneuer              Name: Joseph M. Titlebaum
    Title: Executive Vice President     Title: Senior Vice President


Attest:                                 EQUISERVE TRUST COMPANY, N.A.

By: /s/ Adam Thornton                   By: /s/ Tyler Haymes
    ----------------------------------     -------------------------------------
    Name: Adam Thornton                 Name: Tyler Haymes
    Title: Account Manager              Title: Managing Director

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